Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”) dated as of December 27, 2023 (the “Effective Date”) among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA  22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender, OXFORD FINANCE CREDIT FUND II, LP, by its manager Oxford Finance Advisors, LLC, with an office located at 115 South Union Street, Suite 300, Alexandria, VA  22314 (“OFCF II”), OXFORD FINANCE CREDIT FUND III, LP, by its manager Oxford Finance Advisors, LLC, with an office located at 115 South Union Street, Suite 300, Alexandria, VA  22314 (“OFCF III”) and HERCULES CAPITAL, INC., a Maryland corporation, with an office located at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 (“Hercules”), Hercules Private Credit Fund 1 L.P., a Delaware limited partnership, with an office located at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 (“Hercules Credit 1”), Hercules Private Global Venture Growth Fund I L.P., a Delaware limited partnership, with an office located at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 (“Hercules Growth 1”) and Hercules Venture Growth Credit Opportunities Fund 1 L.P., a Delaware limited partnership, with an office located at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 (“Hercules Opportunities 1”) (each a “Lender” and collectively, the “Lenders”), and VERONA PHARMA, INC., a Delaware corporation with offices located at 8529 Six Forks Road, Suite 400, Raleigh, NC 27615 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.            ACCOUNTING AND OTHER TERMS

1.1            Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

2.            LOANS AND TERMS OF PAYMENT

2.1            Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2            Term Loans.

(a)            Availability. (i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate amount of Fifty Million Dollars ($50,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii)           Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate amount of One Hundred Million Dollars ($100,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iii)           Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower in an aggregate amount of Seventy Five Million Dollars ($75,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re-borrowed.

(iv)           Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Fourth Draw Period, to make term loans to Borrower in an aggregate amount of Seventy Five Million Dollars ($75,000,000.00) according to each Lender’s Term D Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term D Loan”, and collectively as the “Term D Loans”). After repayment, no Term D Loan may be re-borrowed.

(v)           Subject to the terms and conditions of this Agreement, the Lenders may prior to the Amortization Date, in their sole discretion and upon Borrower’s request, agree to make term loans to Borrower in an aggregate amount equal to One Hundred Million Dollars ($100,000,000.00) and, if made, according to a commitment schedule to be provided by the Lenders prior to the Funding Date of such Term Loans (such term loans are hereinafter referred to singly as a “Term E Loan”, and collectively as the “Term E Loans”; each Term A Loan, Term B Loan, Term C Loan, Term D Loan and Term E Loan is hereinafter referred to singly as a “Term Loan”, and the Term A Loans, the Term B Loans, the Term C Loans, the Term D Loans and the Term E Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term E Loan may be re-borrowed.

(b)           Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the first full calendar month to occur after the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the last calendar day of the month in which such Term Loan funds. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to seven (7) months. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)           Mandatory Prepayments. If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate (if the Required Lenders so elect) with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, any remaining portion of the Final Payment in respect of the Term Loan(s).

(d)           Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all or a portion of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent and Lenders of its election to prepay such Term Loans at least ten (10) days prior to such prepayment, (ii) if applicable, prepays such part of the Term Loans in a denomination that is a whole number multiple of Five Million Dollars ($5,000,000.00), and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of the outstanding principal of such Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the applicable pro-rated Prepayment Fee with respect to the portion of such Term Loans being prepaid, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate (if the Required Lenders so elect) with respect to any past due amounts.

2.3            Payment of Interest on the Credit Extensions.

(a)           Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Basic Rate, determined by Collateral Agent (x) on the Funding Date of the applicable Term Loan and (y) monthly thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (other than inchoate indemnity obligations).

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a floating per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)           360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year, and the actual number of days elapsed.

(d)           Debit of Accounts. Collateral Agent and Hercules may debit (or ACH) any deposit accounts, maintained by Borrower, starting with the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set-off. Without limiting the foregoing, Collateral Agent and Hercules shall use commercially reasonable efforts to notify Borrower for the reasons of debiting of any amounts (other than principal and interest payments) debited from Borrower’s deposit accounts in respect of this Agreement after such debit has been made; provided, however, failure to provide such notice shall not be considered a breach of any provision hereof by Collateral Agent or Hercules.

(e)           Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4            Secured Promissory Notes. The Term Loans made by any Lender shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), if such Lender requests it, and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender who has received Secured Promissory Note(s) to evidence the Term Loans it has made to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note or an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.5            Fees. Borrower shall pay to the Lenders in accordance with their respective Pro Rata Shares (unless otherwise noted below):

(a)            Diligence Fees. Due diligence fees in an amount of Fifty Thousand Dollars ($50,000.00) has been received directly by Lenders in accordance with their Pro Rata Shares, which amount shall be applied toward the Lenders’ Expenses (other than attorneys’ fees and expenses) due hereunder that have been incurred through the Effective Date;

(b)            Facility Fee. On the Funding Date of each Term Loan, a non-refundable facility fee equal to 0.65% of the aggregate amount of such Term Loan being funded, shall be fully earned and due and payable and will be shared between the applicable Lenders on a pro rata basis pursuant to their respective Commitment Percentages with respect to such Term Loan;

(c)            Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(d)           Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares; and

(e)            Lenders’ Expenses. All Lenders’ Expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses of a single counsel (or in the case of an actual conflict of interest, where the Lender affected by such conflict informs the Borrower of such conflict, one additional counsel) for all Lenders for documentation and negotiation of this Agreement and the Loan Documents) incurred through and after the Effective Date, when due.

2.6            Withholding. Provided the Borrower has timely received from each Lender a Tax Certificate (as defined below), payments received by the Lenders (or Collateral Agent, if applicable) from Borrower hereunder will be made free and clear of and without deduction for any and all present or future U.S. federal income Taxes. If at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower shall be permitted to make such withholding or deduction and hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement. On or prior to the date of this Agreement, each Lender shall deliver, and upon a Lender Transfer (if such Lender Transfer constitutes a sale, an assignment or a transfer), the applicable successor or assign shall deliver, to Borrower a complete and properly executed IRS Form W-9 or an appropriate IRS Form W-8, as applicable, certifying that such Lender is exempt from U.S. federal withholding tax (including backup withholding), or any similar or successor certificate designated by the IRS (a “Tax Certificate”). Notwithstanding anything to the contrary in this Section 2.6, from and after the failure of any Lender to so deliver such a Tax Certificate, the amount due from Borrower with respect to such payment or other sum payable hereunder shall not be required to be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority, until such time as the Tax Certificate has been delivered.

3.            CONDITIONS OF LOANS

3.1            Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)           original Loan Documents, each duly executed by each Loan Party party thereto;

(b)            a duly executed original Control Agreement with respect to the Designated Deposit Account;

(c)          duly executed original Secured Promissory Notes in favor of each Lender that requests it according to its Term A Loan Commitment Percentage;

(d)           the Operating Documents of Parent and Borrower and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to do business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)           a completed Perfection Certificate for each Loan Party;

(f)            [reserved];

(g)           duly executed original Corporate Certificate for Parent and Borrower, in a form acceptable to Collateral Agent and the Lenders;

(h)            certified copies, dated as of date no earlier than forty five (45) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)           [reserved];

(j)           [reserved];

(k)           a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(l)           a duly executed English legal opinion of counsel to Lenders dated as of the Effective Date;

(m)           duly executed Parent Guaranty;

(n)           duly executed English Security Document;

(o)           subject to the Post-Closing Letter, evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders;

(p)           a payoff letter from OXFORD FINANCE LUXEMBOURG S.À R.L. in respect of the Existing Indebtedness; and

(q)           evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated.

3.2            Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           receipt by (i) the Lenders of an executed Disbursement Letter in the form of Exhibit B-1 attached hereto; and (ii) Hercules of an executed Advance Request in the form of Exhibit B-2 attached hereto;

(b)           the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement Letter and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)           in such Lender’s sole but reasonable discretion, there has not been a Material Adverse Change;

(d)          if such Credit Extension is for Term Loans other than Term A Loan, duly executed original Secured Promissory Notes to each Lender (if requested), in number, form and content reasonably acceptable to such Lender, and in favor of such Lender according to its Commitment Percentage, with respect to each Credit Extension made by such Lender;

(e)           if such Credit Extension is for Term C Loan, then the Third Draw Period Commencement Event shall have occurred;

(f)           if such Credit Extension is for Term D Loan, then the Fourth Draw Period Commencement Event shall have occurred; and

(g)          payment of the fees and Lenders’ Expenses then due as specified in Section 2.5(e) hereof and the payment of the applicable facility fee set forth in Section 2.5(b) hereof.

3.3            Covenant to Deliver. Borrower agrees to deliver to Collateral Agent, to the extent applicable, and the Lenders each item required to be delivered to Collateral Agent or any Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s reasonable discretion.

3.4            Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than for the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. Eastern time ten (10) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to the Lenders by electronic mail or facsimile a completed Disbursement Letter executed by a Responsible Officer or his or her designee. The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment.

4.            CREATION OF SECURITY INTEREST

4.1            Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral (but for the purposes of this Section 4.1, excluding all of the English Collateral), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code) greater than Five Hundred Thousand Dollars ($500,000.00), in the aggregate, Borrower shall promptly notify Collateral Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2           Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent, on behalf of Lenders, to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

4.3            Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares (but for the purposes of this Section 4.3, excluding all Shares that are part of the English Collateral), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within twenty (20) Business Days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent a pledge of the Shares to the Collateral Agent is required by the terms and conditions governing such Shares to be reflected on the books of the applicable issuer, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of such Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to (i) exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms and (ii) to receive and retain any and all dividends, interest and other distributions paid in respect of the Shares to the extent that the payment thereof is not otherwise inconsistent with the terms of this Agreement. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. After all Events of Default have been waived in writing by Collateral Agent and the Lenders, Borrower shall regain the exclusive right to exercise the voting and/or consensual rights and powers that Borrower would otherwise be entitled to exercise and the right to receive and retain any dividends and interest payments from and after the effective date of such waiver that Borrower would otherwise be entitled to receive and retain.

5.            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1            Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change or such jurisdiction does not have a concept of good standing. In connection with this Agreement, each Loan Party and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate signed by an officer of such Loan Party or such Subsidiary (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that (a) each Loan Party and each of such Loan Party’s Subsidiaries’ exact legal name is that which is indicated on its respective Perfection Certificate and on the signature page of each Loan Document to which it is a party; (b) each Loan Party and each of such Loan Party’s Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Perfection Certificate accurately sets forth each of Loan Party’s and such Loan Party’s Subsidiaries’ organizational identification number or accurately states that such Loan Party or such Subsidiary has none; (d) each Perfection Certificate accurately sets forth the applicable Loan Party’s and each of such Loan Party’s Subsidiaries’ place of business, or, if more than one, its chief executive office as well as such Loan Party’s and each of such Loan Party’s Subsidiaries’ mailing address (if different than its chief executive office); (e) each Loan Party and each of such Loan Party’s Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to each Loan Party and each of such Loan Party’s Subsidiaries, is accurate and complete in all material respects (it being understood and agreed that any Loan Party and each of such Loan Party’s Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement); such updated Perfection Certificates subject to the review and approval of Collateral Agent unless such facts, events or circumstances being updated first arose or occurred after the Effective Date and do not constitute a breach, default, or Event of Default under this Agreement or any other Loan Document. If any Loan Party or any of such Loan Party’s Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any such Loan Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)), or (v) constitute an event of default under any material agreement by which such Loan Party or their respective properties, is bound. No Loan Party nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2            Collateral.

(a)           Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and no Loan Party or any of its Subsidiaries has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith or otherwise informed the Collateral Agent in writing and in the case of each account belonging to a Loan Party, such Loan Party has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein, pursuant to the terms of Section 6.6(b).

(b)          On the Effective Date, and except as disclosed on the Perfection Certificate or as permitted under this Agreement, (i) the Collateral is not in the possession of any third party bailee (such as a warehouse), and (ii) no such third party bailee possesses components of the Collateral, in each case, in excess of Five Hundred Thousand Dollars ($500,000.00). None of the components of the Collateral are maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted pursuant to Section 6.11.

(c)           All Inventory held and released for commercial sale by or for the benefit of any Loan Party or any Subsidiary of a Loan Party is in all material respects of good and marketable quality, free from material defects.

5.3            Intellectual Property.

(a)            Except as noted on the Perfection Certificates (it being understood and agreed that each Loan Party and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement; such updated Perfection Certificates subject to the review and approval of Collateral Agent unless such facts, events or circumstances being updated first arose or occurred after the Effective Date and do not constitute a breach, default, or Event of Default under this Agreement or any other Loan Document), each Loan Party and each of its Subsidiaries is the sole owner of the Intellectual Property which has any material value that each respectively purports to own (“Company Owned IP”), free and clear of all Liens other than Permitted Liens and, neither any Loan Party nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which such Loan Party or such Subsidiary is the licensee that (i) prohibits or otherwise restricts such Loan Party or its Subsidiaries from granting a security interest in such Loan Party’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender in the then-next Compliance Certificate (or, within thirty (30) days following the then-next month ending, in the event Compliance Certificates are delivered less frequently than monthly) following any Loan Party or any of its Subsidiaries entering into or becoming bound by any material license or agreement with respect to which such Loan Party or any Subsidiary is the licensee (other than over-the-counter software that is commercially available to the public or open source licenses).

(b)            To the knowledge of Borrower (i) no part of any Loan Party’s or such Loan Party’s Subsidiaries’ issued Patents included in the Company Owned IP has been judged invalid or unenforceable, in whole or in part, and (ii) no claim has been made that any part of any such Loan Party’s or its Subsidiaries’ Intellectual Property or any practice by any Loan Party or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change.

(c)            To the knowledge of Borrower, each inventor named on the Patents within the Company Owned IP filed by any Loan Party or any of its Subsidiaries, has executed an agreement confirming assignment of his, her or its entire right, title and interest in and to such owned Intellectual Property to the applicable Loan Party or such Loan Party’s applicable Subsidiary.

(d)            There are no material maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Patents or Trademarks in the Company Owned IP or, to the knowledge of the Loan Parties, any of the exclusively licensed Intellectual Property of the Loan Party or any of its Subsidiaries which has any material value to any Loan Party or any of its Subsidiaries, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired, in each case, such lapse, abandonment, cancellation or expiration would reasonably be expected to have a Material Adverse Change or materially impair any Loan Party’s or any of its applicable Subsidiaries to market, sell, develop or license any Material Product.

(e)           To the knowledge of Borrower, there are no material unpaid fees or royalties under any material agreements related to the Intellectual Property licensed by any Loan Party or any Subsidiary in its business that have become materially overdue or have not been uncured. Each such material agreement is in full force and effect and is legal, valid, binding, and enforceable in accordance with its respective terms with respect to the applicable Loan Party or its Subsidiary and to the knowledge of the Loan Party, with respect to the counterparties therein, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. To the knowledge of Borrower (i) neither any Loan Party nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect any Material Products or any Material Agreement to which it is a party, and (ii) no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination or non-renewal of any of such Material Agreement, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(f)            Except as described in the Perfection Certificate delivered on the Effective Date and the most recently delivered Compliance Certificate in accordance with Section 6.2(b), there is no requested, filed pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, litigation, paragraph IV patent certification or lawsuit under the Hatch-Waxman Act, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to any Loan Party or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor to the knowledge of Borrower, has any such Specified Dispute been threatened in writing, in each case challenging the legality, validity, enforceability or ownership of any Company Owned IP of any Loan Party or any of its Subsidiaries, in each case that would reasonably be expected to have a material adverse effect on any Material Products.

(g)           In each case where an issued Patent within the Company Owned IP is owned or co-owned by any Loan Party or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and/or other applicable Governmental Authority to the extent that such recordation is required in the applicable jurisdiction to vest the title of such Patent in the applicable Loan Party or Subsidiary.

(h)            There are no pending or, to the knowledge of Borrower, threatened claims against Loan Party or any of its Subsidiaries alleging that the business of any Loan Party or any of its Subsidiaries, as currently conducted or currently proposed to be conducted, violates the intellectual property rights of any third party.

(i)            There are no settlements, covenants not to sue, consents, judgments, orders or similar obligations which restrict the rights of any Loan Party or any of its Subsidiaries to practice any Company Owned IP or any exclusively in-licensed Intellectual Property rights necessary to make, have made, sale, offer for sale, use or import any Material Products as currently conducted or as currently proposed to be conducted.

(j)            Each Loan Party and each of its Subsidiaries has taken all commercially reasonable measures customary in the biopharmaceutical industry to protect the confidentiality and value of all trade secrets included in the Company Owned IP owned by such Loan Party or any of its Subsidiaries or used or held for use by such Loan Party or any of its Subsidiaries, in each case necessary to make, have made, sale, offer for sale, use or import any Material Products as currently conducted or as currently proposed be conducted.

(k)           Each Loan Party owns or controls all material rights with respect to Company Owned IP or in-licensed Intellectual Property necessary or material in the operation or conduct of such Loan Party’s business as currently conducted and proposed to be conducted in connection with the Material Products.

5.4            Litigation. Except as disclosed (i) on the Perfection Certificates, or (ii) in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Loan Party or any of such Loan Party’s Subsidiaries that could reasonably be expected to result in damages or costs of more than One Million Dollars ($1,000,000.00) or in which a likely adverse decision would reasonably be expected to have a Material Adverse Change.

5.5            Financial Statements. All consolidated financial statements for Parent and its Subsidiaries, delivered to the Lenders and Collateral Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Parent and its Subsidiaries, and the consolidated results of operations of Parent and its Subsidiaries (subject, in the case of unaudited financial statements, to normal year-end adjustments to reflect actual expenses incurred and merger consolidation adjustments and the absence of footnotes and provided further that such unaudited financial statements shall not include the noncash impact of accounting for stock compensation or other non-cash equity items).

5.6            Solvency. Each Loan Party is Solvent, and each Loan Party and its Subsidiaries, on a consolidated basis, are Solvent.

5.7            Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company”, a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), or a company “controlled” by an “investment company” under the 1940 Act. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any Requirements of Law (including the U.S. Fair Labor Standards Act), the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any of Borrower’s or its Subsidiaries’ controlled Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any applicable Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law applicable to such Borrower or its Subsidiaries.

Borrower and each of its Subsidiaries has conducted its businesses in compliance with applicable anti-corruption laws (including but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act 1977) and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.8            Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.9            Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed (or timely filed extensions to file) all required foreign, federal, material state, and material local tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, material state, and material local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries, in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless (a) such taxes are being contested in accordance with the following sentence or (b) if such taxes, assessments, deposits and contributions owed do not, individually or in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00). Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, and (c) if applicable in the relevant jurisdiction, post bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional Taxes in excess of Five Hundred Thousand Dollars ($500,000.00) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would result in any liability of Borrower or its Subsidiaries (including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority), in excess of One Million Dollars ($1,000,000.00) becoming due and payable in the aggregate over the term of this Agreement.

5.10            Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term A Loans shall be used by Borrower to repay the Existing Indebtedness in full on the Effective Date.

5.11            Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.12            Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13            “Know Your Customer” Information. All materials and information provided to Collateral Agent and Lenders in connection with applicable “know your customer” and Anti-Terrorism Law are true and correct.

5.14            Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.            AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1            Government Compliance.

(a)            Maintain its and, except as permitted by Section 7.3, all its Subsidiaries’ legal existence and good standing (if applicable) in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)            Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Lenders, in all of the Collateral. Borrower shall promptly provide copies to Collateral Agent of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries.

6.2            Financial Statements, Reports, Certificates.

(a)            Deliver to each Lender:

(i)            as soon as available, but no later than thirty (30) days after the last day of each month (other than the last month of any fiscal quarter), a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent;

(ii)           as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent; provided that, with respect to any such company prepared consolidated balance sheet, income statement and cash flow statement delivered for the last fiscal quarter of Parent’s fiscal year, it is understood that such financial statements are unaudited and subject to change;

(iii)            as soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion; provided that such unqualified opinion may include a going concern explanatory paragraph;

(iv)            as soon as available after approval thereof by Parent’s Board of Directors, but no later than thirty (30) days after the last day of each of Parent’s fiscal years, Parent’s annual financial projections for the entire current fiscal year as approved by Parent’s Board of Directors, which such annual financial projections shall be set forth in a month-by-month format or quarter-by-quarter format (such annual financial projections as originally delivered to Collateral Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Parent’s Board of Directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);

(v)            within five (5) days of delivery, copies of all written statements, reports and notices made available to Parent’s security holders of any class of Parent’s securities or holders of Subordinated Debt, in such holders’ capacities as security holders or holders of Subordinated Debt;

(vi)           within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed by the Parent with the Securities and Exchange Commission,

(vii)           promptly, together with the deliveries made in accordance with Section 6.2(a)(i) through (iii) above, notice of any amendments of or other changes to the Operating Documents of any Loan Party or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto;

(viii)           prompt notice of any event that, to any Loan Party’s knowledge, could reasonably be expected to materially and adversely affect any material Intellectual Property of any Loan Party;

(ix)            as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by any Loan Party and its Subsidiaries which statements may be provided to Collateral Agent and each Lender by such Loan Party or directly from the applicable institution(s); and

(x)            other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or Parent posts such documents, or provides a link thereto, on Borrower’s or Parent’s website on the internet at its website address.

(b)           Together with the deliveries made in accordance with Section 6.2(a)(i) through (ii) above, deliver to each Lender, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)            Keep proper books of record and account in accordance with GAAP in all material respects (subject, in the case of unaudited financial statements, to normal year-end adjustments to reflect actual expenses incurred and merger consolidation adjustments and the absence of footnotes and provided further that such unaudited financial statements shall not include the non-cash impact of accounting for stock compensation or other non-cash equity items), in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

6.3            Inventory; Returns. Keep all Inventory held and released for commercial sale in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist on the Effective Date in connection with the commercialization of Borrower’s products. Borrower must promptly notify Collateral Agent of all returns, recoveries, disputes and claims with customers that involve Inventory for commercial sale, that is required to be booked as inventory in accordance with GAAP, of more than Five Hundred Thousand Dollars ($500,000.00) individually in any calendar year.

6.4            Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required foreign, federal, material state, and material local tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, material state, and material local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans; provided that, as used herein, “material state, and material local Taxes, assessments, deposits and contributions” mean those, individually or in the aggregate, equal to or that exceed Five Hundred Thousand Dollars ($500,000.00).

6.5            Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Collateral Agent hereby agrees that as of the Effective Date, Borrower’s insurance coverage is satisfactory for the purposes herein. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days (or, ten (10) days’ for non-payment of premiums) prior written notice before any such policy or policies shall be canceled. At Collateral Agent’s request, Borrower shall deliver complete copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make, at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6            Operating Accounts.

(a)            Subject to the Post-Closing Letter, maintain all of Borrower’s Collateral Accounts subject to a Control Agreement in favor of Collateral Agent.

(b)            Borrower shall provide Collateral Agent five (5) days’ prior written notice before any Loan Party or any Subsidiary of a Loan Party establishes any Collateral Account. In addition and subject to the Post-Closing Letter, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder (which in the case of any Collateral Account maintained in the United Kingdom shall be acknowledgement of a notice of charge) prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent (but which may be terminated upon the satisfaction in full in cash of the Obligations (other than inchoate indemnity obligations) and the termination of this Agreement, at the sole cost and expense of Borrower). The provisions of the previous sentence and Section 6.6(a) shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates or by a separate written notice.

(c)            No Loan Party or any Subsidiary of a Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Sections 6.6(a) and (b).

6.7            Protection of Intellectual Property Rights.

(a)            Each Loan Party and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole; (b) promptly, after obtaining knowledge thereof, shall advise Collateral Agent in writing of infringement by a third party of any of its material Intellectual Property; and (c) not allow any of its Intellectual Property material to the business of any Loan Party or its Subsidiaries, to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

(b)            After the IP Lien Mandatory Time, (i) if any Loan Party (A) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (B) applies for any patent or the registration of any trademark or servicemark, then such Loan Party shall, together with the deliveries made in accordance with Section 6.2(a)(ii) and (iii), provide written notice thereof to Collateral Agent and shall execute such intellectual property security agreements (or supplements to existing intellectual property security agreements) and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders (subject to Permitted Liens), in such property; (ii) if any Loan Party registers any copyrights or mask works in the United States Copyright Office, such Loan Party shall together with the deliveries made in accordance with Section 6.2(a)(ii) and (iii): provide written notice thereof to Collateral Agent and shall execute such intellectual property security agreements (or supplements to existing intellectual property security agreements) and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders (subject to Permitted Liens), in such copyrights and/or mask works registered with the United States Copyright Office.

6.8            Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9           Notices of Litigation and Event of Default. Borrower will give prompt written notice to Collateral Agent and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00) or more or which could reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default, Borrower shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default.

6.10            Financial Covenant.

(a)            Revenue Covenant.

(i)            For the fiscal quarters ending September 30, 2025 and December 31, 2025, the Loan Parties shall maintain Trailing Six-Month Ensifentrine Revenues, tested as of the last day of each such fiscal quarter, of greater than or equal to the lesser of (x) [***] and (y) the Forecast Revenues corresponding to the applicable period.

(ii)            Commencing with the fiscal quarter ending March 31, 2026, and for each fiscal quarter thereafter, the Loan Parties shall maintain Trailing Six-Month Ensifentrine Revenues, tested as of the last day of each such fiscal quarter, of greater than or equal to the lesser of (x) [***] and (y) the Forecast Revenues corresponding to the applicable period.

(iii)            Notwithstanding anything herein to the contrary, compliance with the revenue covenant in Section 6.10(a)(i) or (ii), as applicable, shall not be tested at the end of any fiscal quarter if one of the following conditions have been met: (A) the Loan Parties’ unrestricted cash balance (subject to Permitted Liens) on the last calendar day of each month during such quarter is equal to or greater than the product of (1) 1.25 multiplied by (2) the aggregate principal amount of outstanding Term Loans on such date; (B) (1) the Loan Parties’ unrestricted cash balance (subject to Permitted Liens) on the last calendar day of each month during such quarter is equal to or greater than the product of (x) 0.5 multiplied by (y) the aggregate principal amount of outstanding Term Loans on such date, and (2) the Market Capitalization as of the last trading day each month during such quarter is at least One Billion Five Hundred Million Dollars ($1,500,000,000.00); or (C) the Market Capitalization as of the last trading day each month during such quarter is at least Three Billion Dollars ($3,000,000,000.00) (any of the immediately foregoing clauses (A), (B) and (C), a “Waiver Condition”). To the extent the Borrower elects not to test compliance with the revenue covenant in Section 6.10(a)(i) or Section 6.10(a)(ii), as applicable, the fulfillment of a Waiver Condition shall be met by (x) with respect to clauses (A) and (B)(1) above, delivery of bank statements as of the last day of each calendar month ending during such fiscal quarter (to be delivered as set forth in Section 6.2(a)(ix)) showing compliance with the applicable cash balance requirements, and (y) with respect to clauses (B)(2) and (C) above calculations of Market Capitalization as of the last trading day of each calendar month ending during such fiscal quarter (to be delivered concurrently with the delivery of a Compliance Certificate for such fiscal quarter).

(b)            Liquidity Covenant. Commencing on July 1, 2025 and at all times thereafter, Borrower must maintain a minimum aggregate unrestricted cash balance (subject to Permitted Liens) equal to or greater than the Minimum Liquidity Amount in Collateral Accounts in the United States that are subject to Control Agreements in favor of Collateral Agent; provided, however, Borrower shall not be obligated to comply with any provisions of this Section 6.10(b) at any given time if the market capitalization of Parent at such time is at least Three Billion Dollars ($3,000,000,000.00).

6.11            Landlord Waivers; Bailee Waivers. In the event any Loan Party or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee (regardless of whether such office, business location, or warehouse is a new or existing office, business location or warehouse), in each case pursuant to Section 7.2, then Borrower shall provide written notice thereof to Collateral Agent and for any new location of such Loan Party or its Subsidiary, as applicable, and in the event that such location is in the United States and the Collateral at such new location is valued in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, Borrower shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.12           Creation/Acquisition of Subsidiaries. In the event any Loan Party creates or acquires any Subsidiary, Borrower shall provide prior written notice to Collateral Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary that constitutes Collateral; and Borrower (or its Subsidiary, as applicable) shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the shares of each such newly created Subsidiary; provided, however, that solely in the circumstance in which any Loan Party creates or acquires a Foreign Subsidiary in an acquisition permitted by Section 7.3 hereof or otherwise approved by the Required Lenders, such Foreign Subsidiary shall not be required to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents or grant a continuing pledge and security interest in and to the assets of such Foreign Subsidiary, if (A) Borrower demonstrates to the reasonable satisfaction of Collateral Agent that such Foreign Subsidiary providing such guarantee or pledge and security interest would create adverse tax consequences to the Loan Parties under the U.S. Internal Revenue Code; (B) no material Intellectual Property is held or maintained by such Foreign Subsidiary; and (C)(i) the aggregate value of cash and Cash Equivalents held or maintained by such Foreign Subsidiary does not exceed Five Hundred Thousand Dollars ($500,000.00) at any time and (ii) the aggregate value of cash and Cash Equivalents held or maintained by all Foreign Subsidiaries that are not Loan Parties does not exceed Two Million Dollars ($2,000,000.00) at any time.

6.13            Permitted Convertible Debt Payment Covenant. Immediately prior to any Loan Party making a redemption or any principal payment in cash with respect to Permitted Convertible Debt, and at all times thereafter, Borrower must maintain a minimum aggregate unrestricted cash balance (subject to Permitted Liens) in the amount required by clause (b) of the defined term “Permitted Convertible Debt Payment Conditions.” For the avoidance of doubt, to the extent the provisions of this Section 6.13 conflict with the provisions of Section 6.10(b), the provisions of this Section 6.13 shall govern.

6.14            Intercompany License Agreement. Before January 31, 2024, (or such later time as the Lenders may agree in their sole discretion) Borrower shall enter into intercompany license agreement(s) (the “Intercompany License Agreement”) with the Parent with respect to Ensifentrine that would allow and facilitate to, among other things, sell, market and distribute Ensifentrine in the United States. The Intercompany License Agreement shall include an exclusive license grant from the Parent to Borrower for all commercial rights in the United States with respect to Ensifentrine, including, without limitation, the exclusive rights to import, manufacture, distribute and sell Ensifentrine in the United States. The Intercompany License Agreement shall otherwise have such terms and conditions as are generally accepted market terms and conditions and be reasonably acceptable to Lenders. Furthermore, prior to January 31, 2024, Borrower shall enter into collateral assignment agreement with Collateral Agent with respect to the Intercompany License Agreement to secure the payment of the Obligations which collateral assignment agreement shall be in such form and substance as acceptable to Collateral Agent.

6.15            Further Assurances.

(a)            Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral (which, for the avoidance of doubt, shall include Intellectual Property from and after the IP Lien Mandatory Time) or to effect the purposes of this Agreement.

(b)            Deliver to Collateral Agent and Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise could reasonably be expected to have a Material Adverse Change.

(c)            On or prior to the IP Lien Mandatory Time, each Loan Party shall enter into such amendments to the Loan Documents and enter into such new Loan Documents, including, without limitation, the IP Agreement, as would give first priority perfected security interest in the Intellectual Property of Loan Parties to Collateral Agent, for the ratable benefit of Lenders (subject to Permitted Liens), to secure the obligations of Borrower and Parent under the Loan Documents to which they are parties. Collateral Agent and Lenders are hereby authorized to register such security interest in Borrower’s and Parent’s Intellectual Property through such filings and with such Governmental Authorities as they deem reasonable and prudent. Without limiting the generality of the foregoing, Collateral Agent’s Lien on Intellectual Property of Loan Parties must be registered prior to any Loan Party granting any Lien on its Intellectual Property to any third party which is otherwise allowed under the terms of this Agreement.

(d)            Upon compliance with the provisions of Section 6.15(c) (and other applicable provisions of the Loan Documents, if any), if a Loan Party enters into a Permitted Royalty Financing, the parties shall enter into such amendments to the Loan Documents as are necessary to exclude Royalty Interest Collateral from the definition of “Collateral” and to release any Liens that the Collateral Agent or any Lender may have pursuant to any Loan Document in the Royalty Interest Collateral.

(e)            Borrower acknowledges that Hercules has elected to be regulated as a business development company under the 1940 Act, and as such is required to make available significant managerial assistance to its portfolio companies. Significant managerial assistance may include, but is not limited to, guidance and counsel concerning the portfolio company’s management, operations, business objectives and policies, arrangement of financing, management of relationships with financing sources, recruitment of management personnel and evaluation of acquisition and divestiture opportunities. Borrower hereby acknowledges and agrees that it may request such assistance at any time from Hercules by contacting [***].

6.16            Additional Rights.

(a)            Borrower and Parent shall permit any representative that Collateral Agent or Lenders authorize, including their respective attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower and Parent at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, in connection with such inspections, any such representative shall have the right to meet with management and officers of Borrower and Parent to discuss such books of account and records.

(b)            In addition Hercules shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower and Parent concerning significant business issues affecting Borrower or Parent. Such consultations shall not unreasonably interfere with Borrower’s or Parent’s business operations. The parties intend that the rights granted Hercules shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Hercules with respect to any business issues shall not be deemed to give Hercules, nor be deemed an exercise by Hercules of, control over Borrower’s or Parent’s management or policies.

7.            NEGATIVE COVENANTS

Borrower shall not do, and shall ensure that no Loan Party or any Subsidiary of Loan Party does, any of the following without the prior written consent of the Required Lenders:

7.1            Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Permitted Intercompany Transfers and (b) Transfers (i) of Inventory in the ordinary course of business; (ii) of worn out or obsolete Equipment; (iii) in connection with the Intercompany License Agreement, Permitted Acquisitions, Permitted Royalty Financing, Permitted Liens, Permitted Investments or Permitted Licenses; (iv) of cash and Cash Equivalents in connection with transactions not prohibited hereunder in the ordinary course of business; (v) consisting of the sale or issuance of any stock of Parent, (vi) consisting of the lapse, cancellation, abandonment, forfeiture or dedication to the public of any Intellectual Property that is not material to Borrower’s business to the extent not otherwise prohibited by the terms of Section 6.7(c); (vii) (w) the issuance or sale of any Permitted Convertible Debt by Parent, (x) the sale of any Permitted Warrant Transaction by Parent, (y) the purchase of any Permitted Bond Hedge Transaction by Parent or (z) the performance by Parent of its obligations under any Permitted Convertible Debt, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, so long as, with respect solely to redemptions or any principal payments in cash, the Permitted Convertible Debt Payment Conditions are met immediately prior to the making of such redemption or principal payment in cash and at all times thereafter, and (viii) of other property (other than Intellectual Property) not to exceed Two Million Dollars ($2,000,000.00) in the aggregate in any fiscal year.

For the purposes of clarification, notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exchange, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the price of ordinary shares of Parent (including for the avoidance of doubt, American Depositary Shares representing such ordinary shares)), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, ordinary shares, following a merger event or other change of the Common Stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by any Loan Party for the purposes of this Section 7; provided that any redemption or principal payment in cash with respect to the Permitted Convertible Debt (other than cash in lieu of fractional shares) shall only be allowed if the Permitted Convertible Debt Payment Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent the aggregate amount of cash payable upon conversion or redemption of the Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof, the payment of such excess cash shall not be permitted by the preceding sentence.

7.2            Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by the Loan Parties as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve except as permitted pursuant to Section 7.3; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) Business Days of such change, or (ii) consummate any transaction or series of related transactions in which the stockholders of any Loan Party who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of such Loan Party immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Parent’s equity securities in a public offering, a private placement of public equity or to venture capital investors so long as Borrower identifies to Collateral Agent the venture capital investors prior to the closing of the transaction). Loan Parties shall not, without at least thirty (30) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of the Loan Parties); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3            Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (including, without limitation, pursuant to a Division), except for (a) Permitted Acquisitions or (b) mergers or consolidations where a Subsidiary merges or consolidates into another Subsidiary (and to the extent such merger or consolidation involves a Loan Party, such surviving Subsidiary is the Loan Party or shall become a Loan Party).

7.4           Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5            Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, subject to Legal Reservations, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except (a) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and (b) for customary covenants contained in purchase agreements and/or acquisition agreements restricting the granting of security interests on any Loan Party’s or its Subsidiaries’ property pending the closing of such transactions; provided that (i) such covenants do not at any time prohibit the Borrower or such Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ property in favor of Collateral Agent for the benefit of Lenders or in any way impair the Liens in favor of Collateral Agent made in connection with this Agreement, (ii) the counterparty is not granted a security interest in any property of Borrower or any Subsidiary and (iii) no Event of Default has occurred and is continuing immediately prior to, nor would occur as a result of, entry into such purchase agreements and/or acquisition agreements.

7.6             Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7            Distributions; Investments. Pay any dividends or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (in each case, other than (i) dividends or distributions payable solely in capital stock of Parent to equity holders of a Parent, (ii) dividends or distributions payable to a Loan Party, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided that no Event of Default exists prior to such repurchase or would not exist after giving effect to such repurchase, (iv) distributions and investments constituting Permitted Intercompany Transfers, (v) repurchases of stock of former employees, officers, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to any Loan Party or any of its Subsidiaries, provided such repurchases (for both clauses (iii) and (v)) do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year excluding any applicable tax withholding payments, (vi) non-cash repurchases of stock of Parent to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards, (vii) cash payments in lieu of the issuance of fractional shares, and (viii) such other payments in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00); provided that “capital stock” shall not include at any time (A) Permitted Convertible Debt until such Permitted Convertible Debt has been converted pursuant to the terms thereof, (B) other debt securities that are or by their terms may be convertible or exchangeable into or for such capital stock until such debt securities have been converted or exchanged pursuant to the terms thereof or (C) any Permitted Bond Hedge Transaction or Permitted Warrant Transaction until any Equity Interests have been issued pursuant to the terms thereof, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit, (i) so long as in the event of any redemption of, or making of any principal payment in cash with respect to, the Permitted Convertible Debt, the Permitted Convertible Debt Payment Conditions are fulfilled prior thereto and at all times thereafter, the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Parent’s ordinary shares (including for the avoidance of doubt, American Depositary Shares representing such ordinary shares)) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt or (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction.

Notwithstanding the foregoing, a Loan Party may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of ordinary shares of Parent (including for the avoidance of doubt, American Depositary Shares representing such ordinary shares) and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of ordinary shares of Parent (including for the avoidance of doubt, American Depositary Shares representing such ordinary shares) and/or such different series of Permitted Convertible Debt minus the net cost of any Permitted Bond Hedge Transaction and related Permitted Warrant Transaction entered into in connection therewith plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, (i) substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted and (ii) immediately prior to any cash payment being made by any Loan Party with respect to any redemption of, or principal payment to, the Permitted Convertible Debt and at all times thereafter, the Permitted Convertible Debt Payment Conditions must be fulfilled.

7.8            Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Loan Parties’ or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transaction explicitly permitted or required to be made hereunder between Affiliates, (c) compensation related arrangements in the ordinary course of business or otherwise approved by the applicable Loan Party’s board or by the Required Lenders in writing, (d) Permitted Intercompany Transfers, (e) Subordinated Debt or equity investments by any Loan Party’s investors in any Loan Party or its Subsidiaries, and (f) benefit plans and indemnification arrangements approved by the board for employees, directors and officers.

7.9           Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof (excluding payments and reimbursements of customary fees and expenses) or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10            Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; other than as a result of a Permitted Acquisition, be or become an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) or, other than as a result of a Permitted Acquisition, be or become “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which results in any liability of Borrower or any of its Subsidiaries (including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority), which, together with all occupational pension scheme liabilities that all Loan Parties and their Subsidiaries become subject to over the term of this Agreement, would be in an amount in excess of One Million Dollars ($1,000,000.00) for all Loan Parties and their Subsidiaries becoming due and payable over the term of this Agreement.

No Loan Party or any of its Subsidiaries shall directly or indirectly use the proceeds of the Loans for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions. Each Loan Party and its Subsidiaries shall conduct its businesses in compliance with applicable anti-corruption laws (including but not limited to, the U.S. Foreign Corrupt Practices Act 1977) and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.11           Compliance with Anti-Terrorism Laws. Collateral Agent hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists or similar lists produced by an Authority. Borrower and each of its Subsidiaries shall immediately notify Collateral Agent if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or controlled Affiliate of Borrower, is listed on the OFAC Lists or similar lists produced by an Authority or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any controlled Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, or in any Sanctioned Country including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Laws, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Laws.

7.12            Material Agreement. No Loan Party shall without the consent of Collateral Agent, terminate the Material License or amend the Material License in a manner that is reasonably likely to have a material negative impact on Collateral Agent or Lenders, and Borrower shall give written notice to Collateral Agent of entering into a Material Agreement or materially amending or terminating a Material Agreement within five (5) days of such entry, amendment or termination. The documents or notifications required to be delivered pursuant to the terms of this Section 7.12 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or Parent posts such documents, or provides a link thereto, on Borrower’s or Parent’s website on the internet at its website address.

8.            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1            Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2            Covenant Default.

(a)            Any Loan Party or, if applicable, any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Financial Covenant), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Permitted Convertible Debt Payment Covenant), 6.14 (Asset Transfer), 6.15 (Further Assurances) or 6.16(a) (Additional Rights) or Borrower violates any covenant in Section 7; or

(b)            Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3            Material Adverse Change. A Material Adverse Change occurs;

8.4            Attachment; Levy; Restraint on Business.

(a)            (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan party or any of its Subsidiaries or of any entity under control of any Loan Party or its Subsidiaries on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which any Loan Party or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any Loan Party or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)            (i) any material portion of a Loan Party’s or its Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries from conducting any material part of its business;

8.5            Insolvency. (a) Any Loan Party is or becomes Insolvent, or any Loan Party and its Subsidiaries, taken as a whole, are or become Insolvent; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any Loan Party or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6            Other Agreements. There is a default in any agreement (after giving effect to any grace period therein) to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7            Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8            Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for any Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9            Subordinated Debt. A default or breach occurs under any agreement between any Loan Party or any of its Subsidiaries and any creditor of any Loan Party or any of its Subsidiaries that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any material terms of such agreement;

8.10             Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; (c) any circumstance described in Section 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor;

8.11            Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or would reasonably be expected to result in a Material Adverse Change; or

8.12            Lien Priority. Subject to the Legal Reservations, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens which are permitted to have priority in accordance with the terms of this Agreement; provided that such circumstance is not due to Collateral Agent’s failure to file an appropriate continuation financing statement, amendment financing statement or initial financing statement.

8.13            Delisting. The American Depositary Shares of Parent are delisted from Nasdaq Global Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting, in each case, which results in such shares not being listed on any nationally recognized stock exchange in the United States having listing standards at least as restrictive as the Nasdaq Global Market.

9.            RIGHTS AND REMEDIES

9.1            Rights and Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default, Agent, in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by the Required Lenders, may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)            Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)            foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)            apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii)            commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)            Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)            settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv)            place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)            demand and receive possession of Borrower’s Books;

(vi)            appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii)            subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, subject to the terms of the Lender Intercreditor Agreement, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

9.2            Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s name on any checks or other forms of payment or security; (b) sign Borrower’s or any Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any Loan Party’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any Loan Party’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Credit Extensions terminates.

9.3            Protective Payments. If Borrower or any of its Subsidiaries fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4            Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code or the Insolvency Act, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.5            Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6            No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7            Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.            NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile or electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address, facsimile number, or email address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	VERONA PHARMA, INC. 8529 Six Forks Road, Suite 400 Raleigh, NC 27615 Attn: General Counsel Email: [***]

with a copy (which shall not constitute notice) to:	Latham & Watkins, LLP 355 South Grand Avenue, Suite 100 Los Angeles, CA 90071 Attn: Elizabeth Y. J. Oh Email: [***]

If to Collateral Agent or Oxford (with a copy to Greenberg Traurig, LLP, as noted below):	OXFORD FINANCE LLC 115 South Union Street Suite 300 Alexandria, VA 22314 Attention: Legal Department Fax: [***] Email: [***]

With a copy to:	OXFORD FINANCE CREDIT FUND II, LP c/o Oxford Finance Advisors, LLC, its manager 115 South Union Street Suite 300 Alexandria, VA 22314 Attention: Legal Department Fax: [***] Email: [***]

With a copy to:	OXFORD FINANCE CREDIT FUND III, LP c/o Oxford Finance Advisors, LLC, its manager 115 South Union Street Suite 300 Alexandria, VA 22314 Attention: Legal Department Fax: [***] Email: [***]

If to Hercules, Hercules Private Credit Fund 1 L.P., Hercules Private Global Venture Growth Fund I L.P. or Hercules Venture Growth Credit Opportunities Fund 1 L.P. (with a copy to Greenberg Traurig, LLP, as noted below):

Hercules Capital, Inc.

Legal Department

Attention: Chief Legal Officer, Kristen Kosofsky, Michael McMahon and John Miotti

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: [***]

Telephone: [***]

With a copy to (which copy shall not constitute notice):	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: Abdullah Malik Fax: [***] Email: [***]

11.            CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND THE LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND THE LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT, AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.            GENERAL PROVISIONS

12.1            Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion, subject to Section 12.6). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. The Collateral Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the applicable Lenders and the principal amounts (and stated interest) of the applicable Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2            Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between Collateral Agent, and/or the Lenders and Borrower (including reasonable and documented attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan provided hereunder, in each case except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3            Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4            Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5            Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Collateral Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Collateral Agent, the Lenders and Borrower.

12.6            Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i)            no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)            no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii)            no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted under this Agreement); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv)            the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)            Other than as expressly provided for in Section 12.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a Responsible Officer of Borrower.

(c)            This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7            Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8            Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.9 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9            Confidentiality. In handling any confidential information of Borrower or any of its Subsidiaries, the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, investors, directors, officers, employees, advisors, counsel, accountants and professional advisors that are subject to confidentiality provisions of this Section 12.9 or subject to confidentiality restrictions that reasonably protect against the disclosure of such confidential information, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Collateral Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent (other than as a result of its disclosure by Collateral Agent or any Lender in violation of this Agreement); or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as Collateral Agent and the Lenders do not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10            Public Announcement. Notwithstanding anything else herein to the contrary, Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same on its company website, in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames, logos, and any information related to the transactions to the extent such information is not confidential.

12.11            Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or the Lenders or any entity under the control of Collateral Agent or the Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12            Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.13            Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

12.14            Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.            DEFINITIONS

13.1            Definitions. As used in this Agreement, the following terms have the following meanings:

“1-Month CME Term SOFR” is the 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is June 1, 2028.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by OFAC.

“Approved Fund” is any (a) Person, investment company, fund, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender, or (b) any Person (other than a natural person) which temporarily warehouses loans, or provides financing or securitizations, in each case, for any Lender or any entity described in the preceding clause (a).

“Approved Lender” is defined in Section 12.1.

“Authority” is any relevant government agency or legislature in the United States, the European Union or any of its member states or other relevant jurisdiction, including OFAC and the U.S. State Department.

“Basic Rate” is with respect to each Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to (a) the greater of (i) the 1-Month CME Term SOFR on the last Business Day of the month that immediately precedes the month in which the interest will accrue and (ii) five and thirty-four hundredths percent (5.34%), plus (b) five and eighty-five hundredths percent (5.85%). Notwithstanding the foregoing, (i) in no event shall the Basic Rate (x) for the Term A Loan be less than eleven and nineteen hundredths percent (11.19%) and (y) for each other Term Loan be less than the Basic Rate on the Business Day immediately prior to the Funding Date of such Term Loan, (ii) upon the occurrence of a Benchmark Transition Event, Collateral Agent may, in good faith and with reference to the margin above such interest rate in this definition, amend this Agreement in good faith to replace the Benchmark with a replacement interest rate and replacement margin above such interest rate that results in a substantially similar interest rate floor and total rate in effect immediately prior to the effectiveness of such replacement interest rate and replacement margin, and any such amendment shall become effective at 5:00 p.m. Eastern time on the third Business Day after Collateral Agent has notified Borrower and the Lenders of such amendment, (iii) the Basic Rate for the Term A Loan for the period from the Effective Date through and including December 31, 2023 shall be 11.19% and (iv)  the Basic Rate for each Term Loan shall not increase by more than two hundred basis points (2.00%) above the applicable Basic Rate as of the Funding Date of each such Term Loan. Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole discretion and without consent from any other party.

“Benchmark” is, initially, the 1-Month CME Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to the 1-Month CME Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable replacement rate that has replaced the immediately preceding benchmark rate pursuant to the defined term “Basic Rate”.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark (or the published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (f) named on the EU Consolidated Financial Sanctions List and any similar list, each as amended, supplemented or substituted from time to time.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Boxed Warning” means a contraindication or serious warning required by the FDA to be presented in a box within the approved labeling of a drug product, as set forth in 21 C.F.R. Sections 201.57(a)(4) and 201.57(c)(1).

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent and (d) money market funds at least 95% of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) herein. For the avoidance of doubt, the direct purchase by Borrower or any of its Subsidiaries of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower or any of its Subsidiaries shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of its Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security (each, an “Auction Rate Security”).

“Claims” are defined in Section 12.2.

“CME Term SOFR Administrator” is CME Group Benchmark Administration Limited, as administrator of the forward-looking term SOFR, or any successor administrator.

“CME Term SOFR Administrator’s Website” is the website of the CME Group Benchmark Administrator at http://www.cmegroup.com, or any successor source.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A, excluding all English Collateral.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party at any time.

“Collateral Agent” is Oxford, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which such Loan Party maintains a Securities Account or a Commodity Account, such Loan Party and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account; provided that with respect to any such accounts maintained outside of the United States, subject to foreign security documents customary for accounts in such jurisdiction.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Corporate Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Credit Extension” is any Term Loan or any other extension of credit by Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number ending (last 4 digits) [***], maintained with [***].

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Five Billion Dollars ($5,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“English Collateral” is any and all properties, rights and assets of the Parent, the subject of the English Security Document.

“English Security Document” means the all-asset debenture (subject to any exclusions set forth therein) entered into by Parent and the Collateral Agent incorporating first ranking fixed and floating charges over all of the assets and undertaking of the Parent to secure Parent’s obligations under the Parent Guaranty, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Existing Indebtedness” is the indebtedness of Borrower to OXFORD FINANCE LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 2 route d’Arlon, 8008 Strassen, Grand Duchy of Luxembourg and registered with the Luxembourg commercial register under number B243395, acting in respect of its Compartment 7, pursuant to that certain Loan and Security Agreement, dated as of October 14, 2022, entered into by and between OXFORD FINANCE LUXEMBOURG S.À R.L., Parent, Borrower, and lenders party thereto, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the Effective Date.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FDA Approval Milestone” is the receipt by Borrower, prior to September 15, 2024, of the approval from FDA for Borrower’s New Drug Application for Ensifentrine (NDA # 217389) with an Indications and Usage section of the label stating that Ensifentrine is indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease, with no Boxed Warning.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, (b) the acceleration of any funded Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such funded Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.

“Final Payment Percentage” is (i) two and fifty hundredths percent (2.50%), if the Term Loans are fully repaid on or prior to the date that is the first anniversary of the Effective Date, (ii) three percent (3.00%), if the Term Loans are fully repaid after the date that is the first anniversary of the Effective Date and on or prior to the date that is the second anniversary of the Effective Date and (iii) three and fifty hundredths percent (3.50%), if the Term Loans are fully repaid after the date that is the second anniversary of the Effective Date.

“Forecast Revenues” means covenant-adjusted revenue projections attached hereto as Schedule 2; provided, however, that at its election, Borrower may update the projections once at the time the Borrower requests the Term B Loan but in no event later than June 30, 2024, provided that such updated projections will remain subject to Lenders’ review and approval at their sole, but reasonable, discretion and until such time as such updated projections have been approved by the Lenders in writing (which may be by email), they will not constitute Forecast Revenues for the purposes of this Agreement.

“Foreign Subsidiary” is a Subsidiary that is not a Domestic Subsidiary.

“Fourth Draw Period” is the period commencing on the later of (i) February 15, 2026 and (ii) the date of occurrence of the Fourth Draw Period Commencement Event and ending on the earlier of (i) May 15, 2026 and (ii) the occurrence of an Event of Default; provided, however, the Fourth Draw Period shall not commence if on the date of occurrence of the Fourth Draw Period Commencement Event, an Event of Default has occurred and is continuing.

“Fourth Draw Period Commencement Event” is the satisfaction of the following: (i) the achievement by the Loan Parties of consolidated Trailing Six Month Ensifentrine Revenues equal to at least [***] for the trailing 6-month period ending on the last date of the most recent month for which financial statements have been delivered by Borrower in accordance with Section 6.2(a)(i) immediately prior to the Funding Date of the Term D Loan, but in any case, such achievement shall be no later than March 31, 2026; and (ii) the Term C Loans have been fully drawn pursuant to this Agreement.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (provided, that all obligations that would be characterized as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations), and (d) Contingent Obligations.

“Indications and Usage” means the section of the FDA-approved labeling for a drug product that states such drug is indicated for the treatment, prevention, mitigation, cure, or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, as set forth in 21 C.F.R. Section 201.57(c)(2).

“Indemnified Person” is defined in Section 12.2.

“Insolvency Act” is the Insolvency Act of 1986, as amended, of the United Kingdom.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Insolvency Act, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of a Person’s right, title and interest in and to the following:

(a)      its Copyrights, Trademarks and Patents;

(b)      any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)      any and all source code;

(d)      any and all design rights which may be available to such Person;

(e)      any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)      all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

Unless the context otherwise requires, all references to “Intellectual Property” in this Agreement shall be construed as references to Intellectual Property of each Loan Party.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Loan Parties and Collateral Agent dated as of the IP Lien Mandatory Time, as such may be amended from time to time.

“IP Lien Mandatory Time” is the earlier of (i) the Funding Date of any Credit Extension that would cause the aggregate principal amount of Credit Extensions made pursuant to this Agreement to exceed Fifty Million Dollars ($50,000,000.00) or (ii) the date that is at least five (5) days prior to any Loan Party (or such shorter period as agreed by Collateral Agent in its sole discretion) enters into any Permitted Royalty Financing.

“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is David Zaccardelli as of the Effective Date, (ii) Chief Financial Officer, who is Mark W. Hahn as of the Effective Date and (iii) Chief Medical Officer, who is Kathleen Rickard as of the Effective Date.

“Legal Reservations” are: (i) the principle that the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (ii) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and (ii) similar principles, rights and defences under the laws of the United States or the UK.

“Lender” is any one of the Lenders.

“Lender Intercreditor Agreement” is that certain intercreditor agreement entered into by the Lenders and Collateral Agent on the Effective Date, as amended from time to time.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.

“Letter Agreement” is that certain Prepayment Fee Letter dated as of the Effective Date by and among Collateral Agent, Borrower and the Lenders.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Limitation Acts” are the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Compliance Certificate, each Disbursement Letter, the English Security Document, the Parent Guaranty, from and at all times after the IP Lien Mandatory Time, the IP Agreement, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Party” is each Borrower, co-Borrower and a Guarantor (including the Parent).

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral (or English Collateral) or in the value of such Collateral (or English Collateral); (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower, or of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Agreement” means (a) the Material License and (b) any license, agreement or other contractual arrangement to which any Loan Party or any of its Subsidiaries is party, which is required to be filed as an exhibit to the Parent’s filings with the Securities and Exchange Commission pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission.

“Market Capitalization” means, for any given date of determination, an amount equal to (a) the average of the daily volume weighted average price of Parent’s American Depositary Shares as reported for each of the five (5) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which American Depositary Shares of Parent trade on the NASDAQ (or, if the primary listing of such American Depositary Shares is on another exchange, on such other exchange) in an ordinary trading session) multiplied by (b) the total number of American Depositary Shares of Parent that are issued and outstanding on the date of the determination and listed on the NASDAQ (or, if the primary listing of such American Depositary Shares is on another exchange, on such other exchange), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material License” is that certain  Intellectual Property Assignment and License Agreement, dated as of February 7, 2005, by and between Ligand UK Development Limited (as successor-in-interest to Vernalis Development Limited) and Parent (as successor-in-interest to Rhinopharma Ltd.), as amended prior to the Effective Date and as amended from time to time in accordance with the provisions of this Agreement.

“Material Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under preclinical or clinical investigation or development by any Loan Party or which Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed, including, without limitation, Ensifentrine.

“Maturity Date” is, for each Term Loan, December 1, 2028.

“Minimum Liquidity Amount” is equal to: (i) Twenty Five Million Dollars ($25,000,000) prior to the funding of the Term B Loan, (ii) Forty Million Dollars ($40,000,000) after the funding of the Term B Loan but prior to the Fourth Draw Period Commencement Event occurring and (iii) Twenty Million Dollars ($20,000,000) upon the occurrence of clause (i) of the Fourth Draw Period Commencement Event.

“New Drug Application” means a new drug application, submitted to the FDA pursuant to 21 U.S.C. § 355 seeking authorization to market a drug in the United States.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents or incorporation documents, as certified by the Secretary of State (or equivalent agency (where applicable)) of such Person’s jurisdiction of organization or incorporation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or articles of incorporation in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Oxford” is defined in the preamble hereof.

“Parent” is VERONA PHARMA PLC, a public limited company incorporated and existing under the laws of England with company registration number 05375156.

“Parent Guaranty” is the secured Guaranty, governed by the laws of England, entered into by Parent on the Effective Date.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on February 1, 2024.

“Perfection Certificate” and “Perfection Certificates” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition pursuant to which any Loan Party acquires a Person or all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, to the extent that each of the following conditions shall have been satisfied:

(a)      immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b)      all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c)      such acquired Person or assets shall be in the same line of business as is conducted by the Loan Parties as of the Effective Date (or a line of business reasonably related thereto);

(d)      such acquisition shall not cause the focus or locations of the Loan Parties’ operations (when taken as a whole) to be located outside of the United States or the United Kingdom;

(e)      subject to the last paragraph of this defined term, such acquisition(s) may be conducted in the United States or United Kingdom (or in other jurisdictions so long as all assets and/or entities that are the subject of such acquisitions are Transferred to a Loan Party within 120 days of the consummation of such acquisition) so long as Collateral Agent, for the ratable benefit of the Lenders, receives a first priority perfected Lien (subject to Permitted Liens) on all entities and/or assets acquired in connection with such acquisition(s);

(f)      in the case of the purchase or other acquisition of Shares, all of the Shares acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be wholly owned by the applicable Loan Party or a Subsidiary;

(g)      in connection with such acquisition, neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall acquire or be subject to any Indebtedness or Liens that are not otherwise permitted hereunder;

(h)      the cash consideration for Permitted Acquisitions shall not exceed (x) Twenty Million Dollars ($20,000,000) or (y) Forty Million Dollars ($40,000,000) if the FDA Approval Milestone has been met, in each case in the aggregate over the term of this Agreement; provided, however, if after the achievement of the FDA Approval Milestone, Ensifentrine becomes ineligible for sale in the United States, no cash consideration may be used for Permitted Acquisitions during such sale ineligibility period;

(i)      Borrower shall have delivered to the Collateral Agent and Lenders at least five (5) Business Days (or such shorter period as may be acceptable to Collateral Agent and Lenders) prior to such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by the Collateral Agent and Lenders), (ii) a general description of the acquired assets or acquired business line or unit or division, and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose Shares or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;

(j)      [reserved];

(k)      Collateral Agent and the Lenders have received a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction (after giving effect to such transaction);

(l)      such Permitted Acquisition shall be consensual and shall have been approved by the target’s board of directors; and

(m)      the aggregate consideration paid via equity interests of the Parent during the term of this Agreement shall not exceed One Hundred Million Dollars ($100,000,000.00).

Notwithstanding anything to the contrary contained herein, in order for any acquisition of Shares or assets of another Person to constitute a Permitted Acquisition, Borrower must comply with all of the following: (a) subject to clause (e) of the defined term “Permitted Acquisitions”, within thirty (30) Business Days of the closing of such Permitted Acquisition, the applicable Borrower (or Subsidiary) making such Permitted Acquisition and the target, if applicable, shall have executed such documents and taken such actions as may be required under Section 6.12; (b) such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as was reasonably requested by each Lender or Collateral Agent; (c) on or prior to the date of such Permitted Acquisition, the Collateral Agent and Lenders shall have received, in form and substance reasonably satisfactory to the Collateral Agent and Lenders, a certificate of the Responsible Officer of Borrower certifying compliance with the requirements contained in this definition of “Permitted Acquisition” and with the other terms of the Loan Documents (before and after giving effect to such Permitted Acquisition); and (d) Borrower shall provide to the Collateral Agent and Lenders as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of the executed purchase agreement or similar agreement with respect to any such acquisition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Parent’s ordinary shares, including for the avoidance of doubt, American Depositary Shares representing such ordinary shares (or other securities or property following a merger event or other change of the ordinary shares of Parent) purchased by Parent in connection with the issuance of any Permitted Convertible Debt, provided that the purchase price for any Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of the Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Debt” means Indebtedness that is either (i) convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of ordinary shares of Parent, including for the avoidance of doubt, American Depositary Shares representing such ordinary shares (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the ordinary shares of Parent), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such ordinary shares or such other securities) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for ordinary shares of the Parent, including for the avoidance of doubt, American Depositary Shares representing such ordinary shares (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the ordinary shares of Parent), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such ordinary shares or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise required payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Maturity Date (it being understood that neither (x) any offer to purchase such Indebtedness as a result of “change of control”, “fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt, (y) any early conversion of such Indebtedness in accordance with the terms thereof, nor (z) any redemption of such Indebtedness upon satisfaction of a condition related to the share price of the Parent’s ordinary shares (including for the avoidance of doubt, American Depositary Shares representing such ordinary shares) in each case, shall violate the restriction of this clause (a)), (b) be unsecured or, if secured, then subordinated to the Obligations pursuant to terms satisfactory to the Collateral Agent in its sole discretion, (c) not be guaranteed by any Subsidiary of Parent that is not also a Loan Party, and (d) shall be Indebtedness of Parent and not any Subsidiary thereof.

“Permitted Convertible Debt Payment Conditions” means, with respect to any redemption or principal payment made in cash to be made in connection with Permitted Convertible Debt by any Loan Party, satisfaction of each of the following events: (a) no default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption or principal payment in cash, the aggregate unrestricted cash (subject to Permitted Liens) maintained by Borrower in Collateral Accounts in the United States that are subject to Control Agreements in favor of Collateral Agent shall be no less than 150% of the outstanding principal amount of the Term Loans.

“Permitted Indebtedness” is:

(a)      Loan Parties’ Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)      Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s);

(c)      Subordinated Debt;

(d)      unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)      Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f)      Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;

(g)      unsecured Indebtedness of the Loan Parties with respect to corporate credit cards, not to exceed Two Million Dollars ($2,000,000.00) in the aggregate outstanding at any time;

(h)      letters of credit in the ordinary course of business in an aggregate amount not to exceed One Million Dollars ($1,000,000.00);

(i)      intercompany Indebtedness among the Loan Parties and their Subsidiaries otherwise constituting (and without duplication with any clause of the definition of) “Permitted Investments;”

(j)      Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(k)      Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or in respect of surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(l)      other unsecured Indebtedness not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time;

(m)      Indebtedness pursuant to Permitted Royalty Financing;

(n)      Permitted Convertible Debt in an aggregate principal amount not exceeding Four Hundred Million Dollars ($400,000,000.00);

(o)      Indebtedness pursuant to revolving credit facility to be made by Lenders in their sole discretion (and the terms of which must be agreed upon by the Required Lenders), in an aggregate principal amount not exceeding Fifty Million Dollars ($50,000,000.00);

(p)      extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon any Loan Party;

(q)      guarantees by a Loan Party of another Loan Party’s Permitted Indebtedness;

(r)      Indebtedness of any Loan Party or any of their respective Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by any Loan Party or any of their respective Subsidiaries in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days; provided, however, the aggregate amount of such Indebtedness outstanding at given time shall not exceed Fifty Thousand Dollars ($50,000.00); and

(s)      any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; provided, however, the aggregate amount of such outstanding obligations at any given time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

“Permitted Intercompany Transfers” is the Transfer of cash by Borrower or any Subsidiary to Parent, after July 1, 2025, subject to the achievement of the FDA Approval Milestone, in the aggregate amount of up to Forty Million Dollars ($40,000,000.00) during the term of this Agreement. For the purposes of this clarification, such amount shall be in excess of the amounts to be Transferred pursuant the Intercompany License Agreement.

“Permitted Investments” are:

(a)      Investments disclosed on the Perfection Certificate(s) and existing on the Effective Date;

(b)      (i) Investments consisting of cash and Cash Equivalents held in Borrower’s Collateral Accounts that are maintained in accordance with Section 6.6 of this Agreement, and (ii) any other Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;

(c)      Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties;

(d)      Investments consisting of Deposit Accounts in which Collateral Agent has a perfected security interest, except pursuant to the terms of Section 6.6;

(e)      Investments in connection with Transfers permitted by Section 7.1;

(f)      Investments (i) among Loan Parties; (ii) by Loan Parties in Subsidiaries which are not Loan Parties, not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year; and (iii) of Subsidiaries in or to any Loan Party;

(g)      Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Loan Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by the applicable Loan Party’s Board of Directors, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(h)      Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)      Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j)      to the extent constituting Investments, but without duplication with any clause of the definition of “Permitted Indebtedness;”

(k)      Investments received as non-cash consideration with transactions otherwise permitted under this Agreement;

(l)      non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support;

(m)      Investments in connection with joint ventures or strategic alliances or collaboration of any Loan Party or a Subsidiary; provided that any cash invested in connection thereto shall not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year;

(n)      Investments in connection with, and the performance of obligations under (including, for the avoidance of doubt, the entry into, payment of any premium with respect to and the settlement of), any Permitted Convertible Debt, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case in accordance with its terms and as otherwise permitted by this Agreement;

(o)      Permitted Acquisitions (including Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary); and

(p)      other Investments in an amount not to exceed Two Million Dollars ($2,000,000.00) in any fiscal year.

“Permitted Licenses” are (a) licenses of over-the-counter software that is commercially available to the public, and (b) non-exclusive and exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business or approved by the applicable Loan Party’s Board of Directors, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the applicable Loan Party to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders (provided, however, Borrower’s failure to deliver such prior notice and summary of terms despite its commercially reasonable efforts shall not constitute an Event of Default if the applicable exclusive license otherwise complies with the terms hereof) and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement.

“Permitted Liens” are:

(a)      Liens existing on the Effective Date which are disclosed on the Perfection Certificates or arising under this Agreement or the other Loan Documents;

(b)      Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the applicable Loan Party maintains adequate reserves on such Loan Party’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)      liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and improvements and the proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)      Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)      Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)      Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)      leases or subleases of real property granted in the ordinary course of business of any Loan Party or any Subsidiary thereof (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business of any Loan Party or any Subsidiary thereof (or, if referring to another Person, in the ordinary course of such Person’s business);

(h)      (i) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Loan Parties’ deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof, (ii) Liens that are contractual or common law rights of set-off relating to pooled deposit or sweep accounts of any Loan Party of any Subsidiary thereof to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and their Subsidiaries, (iii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business and (iv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(i)      Liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j)      deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; in each case, incurred in the ordinary course of business and not representing obligations for borrowed money, in an amount not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time;

(k)      Liens on cash securing obligations permitted under clause (h) of Permitted Indebtedness;

(l)      Liens consisting of Permitted Licenses;

(m)      Liens in favor of a seller solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Acquisition; provided, however, the aggregate amount of such cash earnest money deposits at any given time may not exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(n)      Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto securing Indebtedness permitted under clause (j) of Permitted Indebtedness;

(o)      (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit permitted under Section 7.4 issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(p)      (i) Liens solely on Intellectual Property of Parent or Borrower giving rise to the Permitted Royalty Financing; provided, however, prior to the granting of such Liens, the provisions of Section 6.15(c) of this Agreement shall have been fully complied with; provided, further that, unless the Permitted Royalty Lien Condition with respect to such Liens is satisfied, all such Liens shall be subject to a subordination agreement satisfactory to the Lenders in their sole discretion; provided, still further, that such Liens may be pari passu with the Lien of Collateral Agent (for the ratable benefit of the Lenders) if with respect to each such Lien the Permitted Royalty Lien Condition is satisfied and (ii) Liens on Royalty Interest Collateral granted to a third party that is providing financing for the applicable Permitted Royalty Financing.

“Permitted Royalty Financing” is a royalty interest agreement (including without limitation a royalty sale or a synthetic royalty financing) between a Loan Party and a third party for Ensifentrine pursuant to which such Loan Party would be entitled to payments of unrestricted cash, in an aggregate amount of not less than [***] in exchange for a promise to pay future royalties equal to and no greater than [***]% of the revenue (net of discounts and rebates and other customary deductions) received by such Loan Party from the sale of Ensifentrine; provided, however, at any given time, only one Loan Party shall be subject to only one such royalty agreement.

“Permitted Royalty Lien Condition” means the third party that is providing financing for the Permitted Royalty Financing, and being granted a Lien with respect to the Intellectual Property giving rise to the Permitted Royalty Financing, (i) is reasonably acceptable to the Required Lenders and (ii) shall have entered into an intercreditor agreement with Collateral Agent with respect to such Permitted Royalty Financing that is mutually agreeable to such third party and the Required Lenders, providing that such royalty financing provider shall have a silent first lien (which is otherwise pari passu with the Lien of Collateral Agent (for the ratable benefit of the Lenders)) on the Intellectual Property giving rise to the Permitted Royalty Financing and unless otherwise agreed to in writing by the Required Lenders, shall be subject to the same restrictions on enforcement and other conditions as a silent first lien (i.e., the holder of such lien will forfeit, among other conditions as may be required by Lenders, any enforcement or voting rights). For the avoidance of doubt, such consent to the silent first lien may require modifications to the Loan and Security Agreement, as may be required by the Required Lenders in their reasonable discretion.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Parent’s ordinary shares, including for the avoidance of doubt, American Depositary Shares representing such ordinary shares (or other securities or property following a merger event or other change of the ordinary shares of Parent) and/or cash (in an amount determined by reference to the price of such ordinary shares) sold by Parent substantially concurrently with any purchase by Parent of a related Permitted Bond Hedge Transaction.

“Person” is any individual, sole proprietorship, partnership, private limited company, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Post-Closing Letter” is that certain Post-Closing Letter dated as of the Effective Date by and between Collateral Agent and Borrower.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment, whether by mandatory or voluntary prepayment, acceleration or otherwise, prior to the Maturity Date, an additional fee payable to the Lenders, in each case subject to the Letter Agreement and in amount equal to:

(i)      for a prepayment made on or after the Effective Date through and including the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of such Term Loan prepaid;

(ii)      for a prepayment made after the date which is after the second anniversary of the Effective Date through and including the third anniversary of the Effective Date, one and fifty hundredths percent (1.50%) of the principal amount of the Term Loans prepaid; and

(iii)      for a prepayment made after the date which is after the third anniversary of the Effective Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Relevant Compartment” is defined in Section 12.15.

“Required Lenders” means (i) for so long as none of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least 50.1% of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, Vice President, Finance, Chief Financial Officer, or director of Borrower acting alone.

“Royalty Interest Collateral” means all of any Loan Party’s rights, title and interest in and to the royalty payments payable by such Loan Party to the applicable royalty interest finance investor directly pursuant to a Permitted Royalty Financing (subject to the limitations set forth in the definition of “Permitted Royalty Financing”), including the accounts, payment intangibles, instruments, chattel paper, check, money and investment property (each, as defined in Article 9 of the UCC) solely to the extent any of the foregoing evidence or constitute any such royalty payment, and all proceeds thereof, including cash proceeds and noncash proceeds (each, as defined in Article 9 of the UCC).

“Sanctioned Country” is a country subject or target to a sanctions program identified on the list maintained by OFAC, adopted by the EU, the UN, the CSSF or any other authority, or identified under any Anti-Terrorism Laws.

“Second Draw Period” is the period commencing on the date on which Borrower achieves the FDA Approval Milestone and ending on the earliest of (i) the date that is thirty (30) days immediately following the achievement of the FDA Approval Milestone, (ii) September 15, 2024 and (iii) the occurrence of an Event of Default; provided, however, the Second Draw Period shall not commence if on the date on which Borrower achieves the FDA Approval Milestone, an Event of Default has occurred and is continuing.

“Secured Promissory Note” is defined in Section 2.4.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or Borrower’s Subsidiary, in any Subsidiary; provided that, in the event Borrower, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or its Subsidiary in such Foreign Subsidiary.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in accordance with their terms.

“Subordinated Debt” is indebtedness incurred by any Loan Party or any of its Subsidiaries subordinated to all Indebtedness of such Loan Parties to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Lenders entered into between Collateral Agent, such Loan Party, and the other creditor), on terms acceptable to Collateral Agent and the Lenders.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Term Loan” is defined in Section 2.2(a)(v) hereof.

“Term A Loan” is defined in Section 2.2(a)(i) hereof.

“Term B Loan” is defined in Section 2.2(a)(ii) hereof.

“Term C Loan” is defined in Section 2.2(a)(iii) hereof.

“Term D Loan” is defined in Section 2.2(a)(iv) hereof.

“Term E Loan” is defined in Section 2.2(a)(v) hereof.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Third Draw Period” is the period commencing on the later of (i) September 15, 2025 and (ii) the date of occurrence of the Third Draw Period Commencement Event and ending on the earlier of (i) December 15, 2025 and (ii) the occurrence of an Event of Default; provided, however, the Third Draw Period shall not commence if on the date of occurrence of the Third Draw Period Commencement Event, an Event of Default has occurred and is continuing.

“Third Draw Period Commencement Event” is the satisfaction of the following: (i) the achievement by the Loan Parties of consolidated Trailing Six Month Ensifentrine Revenues equal to at least [***] for the trailing 6-month period ending on the last date of the most recent fiscal month for which financial statements have been delivered by Borrower in accordance with Section 6.2(a)(i) immediately prior to the Funding Date of the Term C Loan, but in any case, such achievement shall be no later than September 30, 2025; and (ii) the Term B Loans have been fully drawn pursuant to this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Trailing Six-Month Ensifentrine Revenues” means aggregate revenues (net of any rebates and discounts) that are recorded by the Loan Parties on a consolidated basis from the sales of Ensifentrine, as determined in accordance with GAAP, for the six-month period ended on the date of the determination.

“Transfer” is defined in Section 7.1.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Tax Code.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

VERONA PHARMA, INC.

By	/s/ Mark Hahn
Name:	Mark Hahn
Title:	Treasurer and Secretary

LENDER AND COLLATERAL AGENT:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

OXFORD FINANCE CREDIT FUND II, LP

By: Oxford Finance Advisors, LLC, its manager

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

OXFORD FINANCE CREDIT FUND III, LP

By: Oxford Finance Advisors, LLC, its manager

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

HERCULES CAPITAL, INC.

By:	/s/ Kiersten Bothelho
Name:	Kiersten Bothelho
Title:	General Counsel

[Signature Page to Loan and Security Agreement]

LENDER:

HERCULES PRIVATE CREDIT FUND 1 L.P.

By: Hercules Adviser LLC, its Investment Adviser

By:	/s/ Kiersten Bothelho
Name:	Kiersten Bothelho
Title:	Authorized Signatory

LENDER:

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

By:	/s/ Kiersten Bothelho
Name:	Kiersten Bothelho
Title:	Authorized Signatory

LENDER:

HERCULES VENTURE GROWTH CREDIT OPPORTUNITIES FUND 1 L.P.

By: Hercules Adviser LLC, its Investment Adviser

By:	/s/ Kiersten Bothelho
Name:	Kiersten Bothelho
Title:	Authorized Signatory

SCHEDULE 1.1

Lenders and Commitments

[***]

SCHEDULE 2

Forecast Revenues

[***]